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                                                                     Exhibit 4.2

                                 THE KROGER CO.
                          1999 LONG-TERM INCENTIVE PLAN

1.       Definitions

In this Plan the following definitions apply:

         1.1 "Agreement" means a written agreement implementing a grant of an Option or an award of Restricted Stock.

         1.2   "Board" means the Board of Directors of the Company.

         1.3   "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Committee" means the committee appointed to administer each of the Programs under the Plan. For purposes of the Insider Program and the Outside Director Program the Committee will be a committee of the Board meeting the standards of Rule 16b-3(d)(1) under the Exchange Act, or any similar successor rule, appointed by the Board to administer the Insider Program and the Outside Director Program, which initially will be composed of those members of the Compensation Committee of the Board who qualify as "outside directors" under Section 162(m) of the Code. For purposes of the Non-Insider Program, the Committee will be the Stock Option Committee.

         1.5 "Common Stock" means the common stock, par value $1.00 per Share, of the Company.

         1.6   "Company" means THE KROGER CO.

         1.7 "Date of Exercise" means the date on which the Company receives notice of the exercise of an Option in accordance with the terms of Article 8.

         1.8 "Date of Grant" means the date on which an Option is granted or Restricted Stock is awarded by the Committee.

         1.9   "Director" means a member of the Board of the Company.

         1.10 "Employee" means any person determined by the Committee to be an employee of the Company or a Subsidiary.

         1.11 "Employee Director" means a Director who is an Employee of the Company.

         1.12 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.13 "Fair Market Value" of a Share of Common Stock means the amount equal to the fair market value of a Share of Common Stock determined pursuant to a reasonable method adopted by the Committee in good faith. Unless otherwise provided to the contrary in an Agreement or in resolutions of the Committee, the Fair Market Value of a Share will be the mean between the highest and lowest selling price on the date of determination on the New York Stock Exchange--Composite Transactions, or if no sales are made on that date, on the most recent prior date for which sales are reported.

         1.14 "Grantee" means an Employee to whom Restricted Stock has been awarded pursuant to Article 10.


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         1.15  "Insider" means an officer or other employee of the Company subject to Section 16(a) of the Exchange Act.

         1.16 "Insider Program" means that portion of the Plan under which grants or awards are made to Insiders, including Employee Directors.

         1.17 "Non-Insider Program" means that portion of the Plan under which grants or awards are made to Employees, excluding Insiders and Employee Directors.

         1.18 "Option" means a nonstatutory stock option granted under the Plan that does not qualify as an incentive stock option under Section 422 of the Code.

         1.19 "Option Period" means the period during which an Option may be exercised.

         1.20 "Option Price" means the price per Share at which an Option may be exercised. The Option Price will be determined by the Committee, but in no event shall the Option Price of an Option be less than the Fair Market Value per Share determined as of the Date of Grant.

         1.21 "Optionee" means an Employee or Director to whom an Option has been granted.

         1.22 "Outside Director Program" means that portion of the Plan under which grants are made to Directors, other than Employee Directors.

         1.23 "Performance Goals" means performance goals established by the Committee which may be based on earnings or earnings growth, sales, return on assets, equity or investment, total shareholder return, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet, income statement or other financial statement objectives, or any other objective goals established by the Committee, and may be absolute in their terms or measured against or in relationship to other companies similarly or otherwise situated. Performance goals may be particular to an employee or the department, branch, Subsidiary or other division in which he or she works, or may be based on the performance of the Company generally, and may cover any period specified by the Committee.

         1.24  "Plan" means THE KROGER CO. 1999 Long-Term Incentive Plan.

         1.25  "Restricted Stock" means Shares awarded pursuant to Article 10.

         1.26 "Share" means a share of authorized but unissued Common Stock or a reacquired share of issued Common Stock.

         1.27 "Stock Option Committee" means a committee of three or more members appointed by the Chief Executive Officer of the Company to administer the Non-Insider Program, each of whom is ineligible to receive grants or awards under the Non-Insider Program, and has been ineligible for at least one year.

         1.28 "Subsidiary" means a corporation at least 50% of the total combined voting power of all classes of stock of which is owned by the Company, either directly or through one or more other Subsidiaries.

 2.      PURPOSE

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              The Plan is intended to assist in attracting and retaining
Employees and Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Company.

 3.      ADMINISTRATION

              The Plan will be administered by the Committee. In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

         3.1 to determine in its discretion the Employees to whom Options will be granted and to whom Restricted Stock will be awarded, the number of Shares to be subject to each Option or Restricted Stock award, and the terms upon which Options may be acquired and exercised and the terms and conditions of Restricted Stock awards;

         3.2 to determine all other terms and provisions of each Agreement, which need not be identical;

         3.3 without limiting the generality of the foregoing, to provide in its discretion in an Agreement:

              (a) for an agreement by the Optionee or Grantee to render services to the Company or a Subsidiary upon such terms and conditions as may be specified in the Agreement, provided that the Committee will not have the power to commit the Company or any Subsidiary to employ or otherwise retain any Optionee or Grantee;

              (b) for restrictions on the transfer, sale or other disposition of Shares issued to the Optionee upon the exercise of an Option and for other restrictions permitted by Article 10 with respect to Restricted Stock;

              (c) for an agreement by the Optionee or Grantee to resell to the Company, under specified conditions, Shares issued upon the exercise of an Option or awarded as Restricted Stock; and

              (d) for the payment of the Option Price upon the exercise by an Employee of an Option otherwise than in cash, including without limitation by delivery (including constructive delivery) of shares of Common Stock (other than Restricted Stock) valued at Fair Market Value on the Date of Exercise of the Option, or a combination of cash and shares of Common Stock;

         3.4  to construe and interpret the Agreements and the Plan;

         3.5 to require, whether or not provided for in the pertinent Agreement, of any person exercising an Option or acquiring Restricted Stock, at the time of such exercise or acquisition, the making of any representations or agreements that the Committee may deem necessary or advisable in order to comply with the securities laws of the United States or of any state;

         3.6 to provide for satisfaction of an Optionee's or Grantee's tax liabilities arising in connection with the Plan through, without limitation, retention by the Company of shares of Common Stock otherwise issuable on the exercise of an Option or through delivery of Common Stock to the Company by the Optionee or Grantee under such terms and conditions as the Committee deems appropriate; and

         3.7 to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

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         Any determinations or actions made or taken by the Committee pursuant to this Article shall be binding and final.

 4.      ELIGIBILITY

         Options and Restricted Stock may be granted or awarded only to Employees and Directors. A non-Employee Director (i) who directly holds fewer than 1,000 Shares of Common Stock at the time of a grant may not participate in the Plan, (ii) may not receive Restricted Stock, and (iii) may not receive Options except in accordance with Article 6. In no event may any participant receive awards and grants covering more than 500,000 Shares in the aggregate under this Plan.

 5.      STOCK SUBJECT TO THE PLAN

         5.1 The maximum number of Shares that may be issued under the Plan is 10,000,000 Shares. The maximum number of Shares that may be awarded as Restricted Stock under the Plan is 500,000. In addition to the decisions that it makes in administering the Insider Program, annually the Committee for the Insider Program will approve the number of Shares that may be granted under the Non-Insider Program for that fiscal year.

         5.2 If an Option expires or terminates for any reason without having been fully exercised or if Shares of Restricted Stock are forfeited, the unissued or forfeited Shares that had been subject to the Agreement relating thereto will become available for the grant of other Options or for the award of additional Restricted Stock.

 6.      SPECIAL CONDITIONS TO OUTSIDE DIRECTOR PROGRAM

         6.1 The Outside Director Program is a formula plan under which Directors, excluding Employee Directors, will be granted Options, but only in accordance with the provisions set forth in this Article 6. For purposes of this
Article 6 only, the term Director excludes any member of the Board who does not at the time of the relevant grant then own a minimum of 1,000 Shares of Common Stock and also excludes Employee Directors.

         6.2  Options will be granted to Directors as follows:

              (a) Subject to approval of this Plan by shareholders, on May 20, 1999 each Director will be granted an Option to purchase 2,000 Shares at an Option Price equal to the Fair Market Value of the Shares on that date, which date will be the Date of Grant;

              (b) In fiscal year 2000 and fiscal year 2001, on the date of the Annual Meeting of Shareholders, each Director will be granted an Option to purchase 2,000 Shares at an Option Price equal to the Fair Market Value of the Shares on that date, which date will be the Date of Grant; and

              (c) Options granted under this Article 6 will vest in 400 share amounts on each of the five annual anniversary dates of the Date of Grant and may be exercised by the Optionee at any time after vesting and prior to the termination of the Option. Those options terminate one year from the date on which the Optionee ceases to be a member of the Board (for all reasons other than retirement) or 10 years from the Date of Grant, whichever first occurs. Options granted hereunder are not transferable other than by will or the laws of descent and distribution. Exercise of those Options may be made only in writing delivered to the Company accompanied by payment of the Option Price.


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         6.3  If on any Date of Grant there is an insufficient number of Shares available for a grant, the number of Shares subject to such grant will be reduced to the greatest whole number of Shares arrived at by dividing the remaining Shares available for the grant by the number of Directors eligible for the grant.

 7.      OPTIONS

         7.1 The Committee is authorized to grant Options to Employees, including Employee Directors. Options also may be granted to Directors, excluding Employee Directors, only pursuant to Article 6.

         7.2 The Option Period for Options granted to Employees, including Employee Directors, will be determined by the Committee and specifically set forth in the Agreement. No Option will be exercisable before six months after the Date of Grant (except that this limitation need not apply in the event of the death or disability of the Optionee within the six-month period) or after ten years from the Date of Grant.

         7.3 The maximum number of Shares of Common Stock with respect to which Options may be granted to any Employee under this Plan during its term is 500,000 Shares. In no event will the Option Price of an Option be less than the Fair Market Value of a Share of Common Stock at the time of the grant.

         7.4 All other terms of Options granted under the Plan will be determined by the Committee in its sole discretion.

 8.      EXERCISE

         An Option may, subject to the provisions of the Agreement under which it was granted, be exercised in whole or in part by the delivery to the Company of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by (i) full payment for the Shares with respect to which the Option is exercised, or (ii) irrevocable instructions to a broker selected by the Committee to consummate "cashless" exercises to deliver promptly to the Company cash equal to full payment for the Shares for which the Option is exercised.

9.       NON-TRANSFERABILITY

         Unless otherwise provided in the Agreement respecting the grant, Options granted under the Plan will not be transferable otherwise than by will or the laws of descent and distribution, and an Option may be exercised during his or her lifetime only by the Optionee or, in the event of his or her legal disability, by his or her legal representative.

10.      RESTRICTED STOCK AWARDS

         10.1 The Committee is hereby authorized to award Shares of Restricted Stock to Employees, including Employee Directors.

         10.2 Restricted Stock awards under the Plan will consist of Shares that are restricted against transfer, subject to forfeiture, and subject to such other terms and conditions intended to further the purposes of the Plan as may be determined by the Committee. The terms and conditions may provide, in the discretion of the Committee, for the vesting of awards to be contingent upon the achievement of one or more Performance Goals.


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         10.3  Restricted Stock awards will be evidenced by Agreements containing provisions setting forth the terms and conditions governing the awards. Each agreement will contain the following:

              (a) prohibitions against the sale, assignment, transfer, exchange, pledge, hypothecation, or other encumbrance of (i) the Shares awarded as Restricted Stock under the Plan, (ii) the right to vote the Shares, or (iii) the right to receive dividends thereon in each case during the restriction period applicable to the Shares; provided, however, that the Grantee shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares;

              (b) at least one term, condition or restriction constituting a "substantial risk of forfeiture" as defined in Section 83(c) of the Code;

              (c) such other terms, conditions and restrictions as the Committee in its discretion may specify (including, without limitation, provisions creating additional substantial risks of forfeiture);

              (d) a requirement that each certificate representing Shares of Restricted Stock must be deposited with the Company, or its designee, and will bear the following legend:

              "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including the risks of forfeiture and restrictions against transfer) contained in THE KROGER CO. 1999 Long-Term Incentive Plan and an Agreement entered into between the registered owner and The Kroger Co. Release from such terms and conditions shall be made only in accordance with the provisions of the Plan and the Agreement, a copy of each of which is on file in the office of the Secretary of The Kroger Co."

              (e) the applicable period or periods of any terms, conditions or restrictions applicable to the Restricted Stock, provided, however, that the Committee in its discretion may accelerate the expiration of the applicable restriction period with respect to any part or all of the Shares awarded to a Grantee; and

              (f) the terms and conditions upon which any restrictions upon Shares of Restricted Stock awarded under the Plan will lapse and new certificates free of the foregoing legend will be issued to the Grantee or his or her legal representative.

         10.4 The Committee may include in an Agreement a requirement that in the event of a Grantee's termination of employment for any reason prior to the lapse of restrictions, all Shares of Restricted Stock shall be forfeited by the Grantee to the Company without payment of any consideration by the Company, and neither the Grantee nor any successors, heirs, assigns or personal representatives of the Grantee will thereafter have any further rights or interest in the Shares or certificates.

         10.5 The maximum number of Shares of Restricted Stock that may be awarded to any Employee under this Plan during its term is 500,000 Shares.


11.      CAPITAL ADJUSTMENTS

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         The number and class of Shares subject to each outstanding Option or
Restricted Stock award, the Option Price and the aggregate number and class of Shares for which grants or awards thereafter may be made, including Options granted under Article 6, will be subject to such adjustment, if any, as the Committee in its sole discretion deems appropriate to reflect such events as stock dividends, stock splits, adoption of stock rights plans, recapitalizations, mergers, consolidations or reorganizations of or by the Company.

12.      TERMINATION OR AMENDMENT

         The Board may amend or terminate this Plan in any respect at any time. Board approval must be accompanied by (i) shareholder approval in those cases in which amendment requires shareholder approval under applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, and (ii) affected Optionee or Grantee approval if the amendment or termination would adversely affect the holder's rights under any outstanding grants or awards.

13.      EFFECTIVENESS OF THE PLAN

         The Plan and any amendments requiring shareholder approval pursuant to
Article 12 are subject to approval by vote of the shareholders of the Company within 12 months after their adoption by the Board. Subject to that approval, the Plan and any amendments are effective on the date on which they are adopted by the Board. Options and Restricted Stock may be granted or awarded prior to shareholder approval of the Plan or amendments, but each such Option or Restricted Stock grant or award are made subject to the approval of the Plan or amendments by the shareholders. The date on which any Option or Restricted Stock granted or awarded prior to shareholder approval of the Plan or amendment is granted or awarded will be the Date of Grant for all purposes as if the Option or Restricted Stock had not been subject to approval. No Option may be exercised prior to shareholder approval, and any Restricted Stock awarded will be forfeited if shareholder approval is not obtained.

14.      TERM OF THE PLAN

         Unless sooner terminated by the Board pursuant to Article 12, the Plan will terminate on the date ten years after its adoption by the Board, and no Options or Restricted Stock may be granted or awarded after termination. The termination will not affect the validity of any Option or Restricted Stock outstanding on the date of termination.

15.      INDEMNIFICATION OF COMMITTEE

         In addition to any other rights of indemnification as they may have as Directors or as members of the Committee, the members of the Committee will be indemnified by the Company against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option or Restricted Stock granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

16.      GENERAL PROVISIONS


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         16.1  The establishment of the Plan does not confer upon any Employee or Director any legal or equitable right against the Company, any Subsidiary or the Committee, except as expressly provided in the Plan.

         16.2 The Plan does not constitute inducement or consideration for the employment of any Employee or the service of any Director, nor is it a contract between the Company or any Subsidiary and any Employee or Director. Participation in the Plan, or the receipt of a grant or award hereunder, does not give an Employee or Director any right to be retained in the service of the Company or any Subsidiary.

         16.3 The Company and its Subsidiaries may assume options, warrants, or rights to purchase stock issued or granted by other corporations whose stock or assets are acquired by the Company or its Subsidiaries, or which is merged into or consolidated with the Company. The terms and conditions of assumed options may vary from the terms and conditions contained in this Plan, to the extent determined by the Committee. Assumed options will not be counted toward the limit specified in Section 7.3 unless the Committee determines that application of the limit is necessary for the grants of Options to qualify as "performance-based compensation" under Section 162(m) of the Code. Neither the adoption of this Plan, nor its submission to the shareholders, may be taken to impose any limitations on the powers of the Company or its affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, otherwise than under this Plan, or to adopt other long-term incentive plans or to impose any requirement of shareholder approval upon the same.

         16.4 The interests of any Employee or Director under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered except as provided in Article 9.

         16.5 The Plan will be governed, construed and administered in accordance with the laws of Ohio.